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LUCAS ENERGY, INC.
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(Name of Registrant as Specified In Its Charter)

JEFFREY EBERWEIN
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Lucas Energy Shareholders Call Special Shareholder Meeting

NEW YORK, Sep. 27, 2012 (GLOBE NEWSWIRE) – Jeffrey E. Eberwein, Chairman of Lucas Energy Shareholders for Change, announces the following:

Lucas Energy Shareholders for Change (“LESC”) is a group of shareholders of Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas Energy”, “LEI”, or the “Company”) consisting of Jeffrey E. Eberwein, A. John Knapp, David M. Heikkinen, and Aaron J. Kennon.  LESC collectively owns 1,263,400 shares of LEI and is dedicated to enhancing shareholder value at Lucas Energy.  LESC hereby requests a Special Meeting of shareholders for the purpose of electing additional directors to LEI’s board.  LESC submitted letters to Lucas Energy requesting this meeting be held at the Company’s offices on November 16, 2012 at 11:00 am Central Time.  We invite all concerned LEI shareholders to do the same.

LESC believes shareholder value can be enhanced by adding new talent to Lucas Energy’s Board.  Over the last few years, LEI’s net acreage in the Eagle Ford shale oil play has significantly decreased while its shares outstanding have massively increased.  If LEI’s Board had retained its original acreage position in the Eagle Ford shale play, LESC believes LEI’s stock price would be multiples of its current level.  In addition, LEI has continually issued equity in order to fund its operations, which has diluted shareholder value.  We strongly believe shareholder value will be enhanced by LEI changing course and operating differently going forward.  Lucas Energy’s board needs to be enhanced in order to effectuate this change.

LESC calls on Lucas Energy’s board to not take any action that negatively impacts the Company’s corporate governance or is otherwise adverse to shareholders’ best interests, including, without limitation, instituting or lowering the threshold on the Company’s poison pill, altering the structure of the board, delaying the special shareholder meeting or annual general meeting of shareholders, or adopting other anti-takeover or defensive measures.  LESC reminds the board of their fiduciary duties and intends to hold the board accountable for any actions that result in further erosion of shareholder value.

Two members of LESC, Jeffrey E. Eberwein and A. John Knapp, created Mining Investors for Shareholder Value (“MISV”) for the purpose of improving shareholder value at MAG Silver.  MISV was successful in adding two extremely well-regarded former mining CEOs to MAG Silver’s board of directors.  From MISV’s Schedule 13D filing on June 26, 2012 until MAG Silver enhanced its board on September 5, 2012, MAG Silver’s stock price rose more than 30%.

Mr. Eberwein is a former Portfolio Manager at Soros Fund Management and has actively invested in the energy sector for more than 20 years.  Mr. Eberwein currently serves on the board of Goldfield Corporation, a company whose stock is up 750% thus far in 2012.  Mr. Eberwein also serves on the board of Digirad Corporation where he chairs the Strategic Advisory Committee.

Mr. Knapp became CEO of ICO, Inc. and served in that capacity, as well as a Director, until April 2010, when ICO was acquired by A. Schulman, Inc. for a significant premium.  During Mr. Knapp's tenure as CEO of ICO, the firm grew its annual revenues from $250 million to over $400 million and the stock price rose from approximately $2.50 per share to over $8 per share.  Mr. Knapp was also on the board of VSI Enterprises in the 1990s and during his tenure as a board member the stock price rose from $0.56 per share to over $5 per share.

Mr. Heikkinen is the former Head of Global E&P Equity Research and a Managing Director at Tudor, Pickering, Holt, & Co from 2005 to 2012 and lead the E&P Equity Research team at Capital One Southcoast from 2000 to 2005.  Prior to becoming an equity research analyst, he served in various operations and engineering roles for Shell focused in the Gulf of Mexico.

Mr. Kennon is CEO of Clear Harbor Asset Management, an investment management company he co-founded 3 years ago.  Clear Harbor has approximately $400 million in assets under management.  Mr. Kennon has been an active investor in the energy sector for many years and oversees the firm’s Natural Resources strategy.

Interested LEI shareholders can contact Jeff Eberwein at:
917-576-9420 or
je@eberweincapital.com

THIS RELEASE IS NOT A SOLICITATION OF ANY ACTION BY SHAREHOLDERS OF LUCAS ENERGY.  IF A PROXY STATEMENT IS COMPLETED AND FILED BY LUCAS ENERGY SHAREHOLDERS FOR CHANGE, SHAREHOLDERS OF LUCAS ENERGY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN INMPORTANT INFORMATION AND SHAREHOLDERS SHOULD RELY ON SUCH PROXY STATEMENT AND NOT ON THIS RELEASE.  THE PROXY STATEMENT, IF FILED, TOGETHER WITH ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.  INFORMATION REGARDING LUCAS ENERGY SHAREHOLDERS FOR CHANGE, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE IN LUCAS ENERGY, IS CONTAINED IN THEIR SCHEDULE 13D INITIALLY FILED WITH THE SEC ON SEPTEMBER 27, 2012, WHICH IS AVAILABLE WITHOUT CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.